Pricing Supplement dated May 19, 2005 	                         Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and	                    File No. 333-113680
Prospectus Supplement dated April 2, 2004)


	               TOYOTA MOTOR CREDIT CORPORATION

	                Medium-Term Note - Fixed Rate

________________________________________________________________________________


Principal Amount:  $100,000,000		   Trade Date: May 19, 2005
Issue Price: 100%			   Original Issue Date: May 26, 2005
Interest Rate: 4.54% per annum		   Net Proceeds to Issuer:  $100,000,000
Interest Payment Dates: Each June 1 and	   Principal's Discount or
  December 1, commencing 	           Commission:  0.0%
  December 1, 2005
Stated Maturity Date: June 1, 2010


________________________________________________________________________________




Day Count Convention:
  [X]  30/360 for the period from May 26, 2005 to June 1, 2010
  [ ]  Actual/365 for the period from   	        to
  [ ]  Other (see attached)                       to

Redemption:
  [ ]	The Notes cannot be redeemed prior to the Stated Maturity Date.
  [X]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:  June 1, 2007.  See "Additional Terms of the
           Notes - Redemption"
        Initial Redemption Percentage: 100%
        Annual Redemption Percentage Reduction: Not Applicable

Repayment:
  [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
  [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
        Optional Repayment Date(s):
        Repayment Price:     %

Currency:
       Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
       Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
       Total Amount of OID:
       Yield to Maturity:
       Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated


	               ___________________________

                          Merrill Lynch & Co.

	                ADDITIONAL TERMS OF THE NOTES

Redemption

		The Notes are subject to redemption by TMCC, in whole, on the Initial Redemption Date stated above and on each Interest Payment Date thereafter subject to not less than 30 nor more than 60 days' prior notice.

Description of the Global Note

		 The Company has elected to allow Beneficial Owners to hold their interest in the Global Note representing the Notes held by The Depository Trust Company through Clearstream Banking, societe anonyme, Luxembourg or Euroclear Bank S.A./N.V., as operator of the Euroclear system, if they are participants in those systems, or indirectly through organizations that are participants in those systems. See "Description of the Notes - Book-Entry Notes
- Description of the Global Notes" in the Prospectus Supplement.

Plan of Distribution

            Under the terms of and subject to the conditions of a terms agreement under a Distribution Agreement dated April 2, 2004 between TMCC and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill"), Citigroup Global Markets Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated (the "Agreement"), Merrill, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Merrill may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Merrill is committed to take and pay for all of the Notes offered hereby if any are taken.